Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record third quarter net sales and earnings

•	Third quarter net sales of $3.94 billion, up 4 percent versus prior year

•	Record third quarter adjusted earnings per diluted share from continuing operations of $2.82, up 22 percent year-over-year

•	Record third quarter earnings in each major region

•	Cash and short-term investments totaling $3.0 billion at quarter-end

PITTSBURGH, Oct. 16, 2014 - PPG Industries (NYSE:PPG) today reported third quarter 2014 net sales from continuing operations of $3.94 billion, up $161 million, or 4 percent, versus the prior year. Third quarter 2014 reported net income from continuing operations was $377 million, or $2.70 per diluted share. Third quarter 2014 adjusted net income from continuing operations was $394 million, or $2.82 per diluted share, which excludes asset divestiture gains of $73 million after-tax, or 52 cents per diluted share; and charges of $86 million after-tax, or 61 cents per diluted share for an increase to legacy environmental reserves; acquisition-related costs of $2 million after-tax, or 2 cents per diluted share; and a pension settlement charge of $2 million after-tax, or 1 cent per diluted share.

Third quarter 2013 reported sales, net income and earnings per diluted share from continuing operations were $3.77 billion, $204 million and $1.41, respectively. Adjusted third quarter 2013 net income from continuing operations was $336 million, with earnings of $2.32 per diluted share, which excluded business restructuring costs of $73 million, or 50 cents per diluted share; a charge of $56 million, or 39 cents per diluted share, for an increase to legacy environmental reserves; and acquisition-related costs of $3 million, or 2 cents per diluted share.

“We continue to benefit from customer adoption of our leading technologies,” said Charles E. Bunch, PPG chairman and chief executive officer. “In the quarter, net sales increased 4 percent, which was consistent with the prior quarter, and earnings grew in each major region. Our sales performance was driven by continued gains in aerospace, automotive OEM coatings and automotive refinish, where our growth this quarter matched or exceeded recent quarters.

“Results remained uneven across major regions,” Bunch added. “In North America, sales gains were supported by continued moderate economic expansion. European sales improved slightly, but results remained mixed as demand improvement in some countries was offset by weaker conditions in other parts of the region. Our growth rate in emerging regions accelerated slightly in comparison with recent quarters, led by improved PPG results in Asia and Latin America.

“Our adjusted earnings per diluted share from continuing operations improved 22 percent versus the prior year, stemming from higher sales, an improved business mix, our ongoing disciplined cost focus, and attainment of further acquisition-related synergies,” Bunch added. “Our regional earnings expansion was largest in Europe, which advanced 17 percent despite the uneven regional economic performance. Earnings increased by 10 percent in the other major regions as well.

“Strategically in the quarter, we continued to work on customary actions related to our pending acquisition of Comex, which we still expect to close during the fourth quarter,” Bunch said. “Additionally, we completed the sale of a North American flat glass manufacturing facility, and our automotive glass equity affiliate sold one of its business lines, with both divestiture transactions generating one-time gains.

“Looking forward, while we are watchful of the pace of global economic expansion, we remain confident in our ability to deliver continued, solid earnings growth driven by the ongoing momentum we have established in many key end-use markets. Additionally, we are just now beginning to benefit from an initial recovery in several long-cycle industries, including North American commercial construction and marine new-build, which had previously detracted from our overall growth. The fourth quarter is historically our slowest quarter seasonally, and we anticipate normal seasonal trends will occur in our businesses this year,” Bunch said.

“The fourth quarter is also traditionally our strongest cash-generation period, and we continue to maintain a high degree of financial flexibility. We remain focused on opportunities to deploy cash for earnings accretion. We have a very active acquisition pipeline and expect share repurchases will remain an integral part of our cash allocation. Including the pending acquisition of Comex, we will likely spend at or above the top end of our previously communicated range of $3 billion to $4 billion of cash in years 2014 and 2015 combined on acquisitions and share repurchases,” Bunch concluded.

PPG today reported cash and short-term investments totaling $3.0 billion at quarter-end. The company repurchased $150 million, or about 740,000 shares, of PPG stock during the quarter. PPG also reported year-to-date cash uses as follows: $358 million for capital spending, $269 million for dividends paid, $114 million on acquisition transactions that have closed, and $450 million on share repurchases totaling approximately 2.4 million shares.

PPG announced June 30 it had reached an agreement to acquire Consorcio Comex, a leading Latin American architectural and industrial coatings company, in a transaction valued at $2.3 billion. The company indicated then that it expected the transaction to close in four to six months.

Third Quarter 2014 Reportable Segments Financial Results

•
Performance Coatings segment net sales for the quarter were $2.26 billion, up $67 million, or 3 percent, over the prior-year period. Volume, price and acquisition-related gains all contributed to the sales growth and were supplemented by a small currency translation benefit. Sales growth was achieved in all regions, with the largest percentage gains in North America and Asia. Segment sales gains were led by mid-single-digit percentage growth in automotive refinish and aerospace, with the pace of growth for these businesses generally consistent globally. North American architectural coatings sales grew by low-single-digit percentages, with results varied by distribution channel. Architectural coatings - EMEA (Europe, Middle East and Africa) sales were flat versus an improving sales trend in the prior-year period. Demand in the region remained mixed by country, with very solid improvement in the U.K. and Eastern Europe tempered by flat or weaker trends in Western Europe. Aggregate protective and marine coatings sales also improved, aided by protective coatings growth and slightly higher marine new-build demand. Segment earnings of $345 million were up $20 million, or 6 percent, as a result of the increase in net sales and continued acquisition-related synergies partly countered by modest inflation including higher logistics costs.

•
Industrial Coatings segment net sales for the quarter were $1.4 billion, increasing $89 million, or 7 percent, year-over-year. Volumes grew 7 percent, matching the prior-quarter growth trend, and accounted for the segment sales change. Currency translation impacts were minimal. Automotive original equipment manufacturer (OEM) coatings grew by high-single-digit percentages, with corresponding growth in all major regions and exceeding the global industry growth rate of about 3.5 percent. The industrial coatings and specialty coatings and materials businesses delivered consistent sales growth across all regions of at least mid-single-digit percentages, including higher growth rates in Asia. Packaging coatings sales were modestly weaker due to lower European volumes. Total segment earnings for the quarter were $240 million, up $34 million, or 17 percent, year-over-year as a result of the higher volumes and benefits from continued cost-management actions.

•
Glass segment net sales were $283 million for the quarter, up $5 million, or 2 percent, year-over-year on higher selling prices. Segment volumes matched the prior year, and currency translation, primarily for the Canadian dollar, was unfavorable to sales results. Solid growth was achieved in flat glass volumes including higher value-added product demand for residential and non-residential end-use markets. These gains were offset by lower fiber glass volumes due to decreased product availability resulting from weaker manufacturing performance. Segment earnings were $33 million, up $12 million versus the prior year. Earnings benefited from the improved flat glass sales mix, higher volumes and manufacturing utilization, which were partly countered by lower fiber glass results and moderating year-over-year natural gas cost inflation.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2013 were $15.1 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Oct. 16. The company will hold a conference call to review its third quarter 2014 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 800-706-7749; international, (1)617-614-3474; passcode 97388109. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Oct. 16, beginning at approximately 6 p.m. ET, through Oct. 23, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, (1)617-801-6888; passcode 95229429. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Oct. 16, 2014, through Friday, Oct. 16, 2015.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

This news release also contains statements about PPG’s agreement to acquire Consorcio Comex. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including changes in the timing of the transaction or the failure to close the transaction and the expected benefits to PPG of the transaction.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the third quarter:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2014		Third Quarter 2013
	$	EPS	$	EPS
Reported net income from continuing operations	$377	$2.70	$204	$1.41
Nonrecurring items (net of tax):
Gain on asset dispositions	(73)	(0.52)	—	—
Charges:
Increase to legacy environmental reserves	86	0.61	56	0.39
Pension plan settlement costs	2	0.01	—	—
Acquisition-related costs	2	0.02	3	0.02
Business restructuring	—	—	73	0.50
Adjusted, excluding nonrecurring items	$394	$2.82	$336	$2.32

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	3 Months Ended September 30		9 Months Ended September 30
	2014	2013	2014	2013

Net sales	$3,935	$3,774	$11,653	$10,765
Cost of sales, exclusive of depreciation and amortization	2,229	2,161	6,626	6,286
Selling, R&D and administrative expenses	1,061	1,027	3,192	2,925
Depreciation	87	85	260	245
Amortization	32	28	93	88
Interest expense	47	48	142	148
Interest income	(13)	(11)	(38)	(30)
Business restructuring	—	98	—	98
Gains from asset dispositions	(116)	—	(116)	—
Asbestos settlement - net	3	3	9	9
Other charges - net (Note A)	106	88	90	86
INCOME BEFORE INCOME TAXES	499	247	1,395	910
Income tax expense	116	40	330	182
Income from continuing operations, net of income taxes	383	207	1,065	728
(Loss)/income from discontinued operations, net of income taxes	(6)	48	1,005	2,343
Net income attributable to the controlling and noncontrolling interests	377	255	2,070	3,071
Less: Net income attributable to noncontrolling interests	(6)	(29)	(51)	(94)
NET INCOME (ATTRIBUTABLE TO PPG)	$371	$226	$2,019	$2,977

Amounts attributable to PPG:
Income from continuing operations, net of tax	$377	$204	$1,047	$713
(Loss)/income from discontinued operations, net of tax (Note B)	(6)	22	972	2,264
Net income (attributable to PPG)	$371	$226	$2,019	$2,977

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$2.73	$1.43	$7.55	$4.93
(Loss)/income from discontinued operations, net of tax	(0.04)	0.15	7.01	15.68
Net income (attributable to PPG)	$2.69	$1.58	$14.56	$20.61

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$2.70	$1.41	$7.47	$4.88
(Loss)/income from discontinued operations, net of tax	(0.04)	0.15	6.94	15.51
Net income (attributable to PPG)	$2.66	$1.56	$14.41	$20.39

Average shares outstanding	138.2	143.2	138.7	144.4

Average shares outstanding - assuming dilution	139.7	144.9	140.1	146.0

Note A:

Other charges - net for the three months ended September 30, 2014 is higher than the three months ended September 30, 2013 primarily due to a larger increase to legacy environmental reserves, partially offset by the absence of prior year foreign exchange losses and legal costs and higher equity income in the current period.

Note B:

(Loss)/income from discontinued operations, net of tax includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business that were sold on March 31, 2014. The loss from discontinued operations of $6 million for the three months ended September 30, 2014 is due to a charge for estimated taxes related to the divestiture.

The three and nine months ended September 30, 2013 includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business as well as PPG's former commodity chemicals business that was separated on January 28, 2013.

See additional information on page 2
Financial Statements pg. 1

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

The condensed statements of operations include the impact of items that are not expected to recur ("non-recurring items") on a quarterly basis. The tax benefit or expense related to these items is as follows:

	3 Months Ended September 30		9 Months Ended September 30
	2014	2013	2014	2013
($ in millions)

Tax expense on pre-tax earnings from continuing operations includes tax benefits/(expense) related to the following:
U.S. pension plan settlement charge	$—	$—	$2	$—
Canadian pension plan settlement charge	—	—	—	5
Acquisition-related costs (including flow-through cost of sales from step-up to fair value)	2	3	4	10
Increase to legacy environmental reserves	52	33	52	37
Business restructuring	—	25	—	25
Asset divestitures	(43)	—	(43)	—
U.S. tax law change	—	—	—	10

Income from discontinued operations, net of income tax includes the following:
Net first quarter gain on divestiture of interest in Transitions Optical joint venture and sunlens business	$—	$—	$946	$—
Net first quarter gain on separation of commodity chemicals business	—	—	—	2,191

Financial Statement pg. 2

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
(All amounts in millions)
	Sept. 30	Sept. 30	Dec. 31
	2014	2013 (c)	2013 (c)
Current assets:
Cash and cash equivalents (a)	$2,468	$1,562	$1,116
Short-term investments (a)	570	687	629
Receivables - net	2,968	3,122	2,736
Inventories	1,905	1,878	1,824
Other	987	871	909
Total current assets	$8,898	$8,120	$7,214

Current liabilities:
Short-term debt and current portion of long-term debt	$394	$27	$34
Asbestos settlement	773	732	763
Accounts payable and accrued liabilities	3,729	3,603	3,338
Total current liabilities	$4,896	$4,362	$4,135

Long-term debt	$2,954	$3,368	$3,372

PPG OPERATING METRICS (unaudited)
(All amounts in millions)
	Sept. 30	Sept. 30	Dec. 31
	2014	2013 (c)	2013 (c)
Operating Working Capital (b)
Amount	$2,754	$2,987	$2,643
As a percent of quarter sales, annualized	17.5%	18.8%	17.8%

(a)
The increase in cash and cash equivalents and short-term investments since December 31, 2013 is primarily a result of gross proceeds of $1.735 billion received on March 31, 2014 for the divestiture of PPG's former interest in the Transitions Optical joint venture and sunlens business.

(b)	Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) inventories and (3) trade liabilities.

(c)	All 2013 balances include PPG's former interest in the Transitions Optical joint venture and sunlens business which were sold on March 31, 2014.

Financial Statement pg. 3

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
(All amounts in millions)	3 Months Ended		9 Months Ended
	September 30		September 30
	2014	2013	2014	2013

Net sales
Performance Coatings	$2,257	$2,190	$6,607	$6,027
Industrial Coatings	1,395	1,306	4,208	3,935
Glass	283	278	838	803
TOTAL	$3,935	$3,774	$11,653	$10,765

Segment income
Performance Coatings	$345	$325	$966	$841
Industrial Coatings	240	206	728	622
Glass	33	21	48	34
TOTAL	618	552	1,742	1,497

Items not allocated to segments
Legacy items (Note A)	(25)	(99)	(46)	(156)
Business restructuring	—	(98)	—	(98)
Acquisition-related costs	(4)	(6)	(10)	(31)
Interest expense, net of interest income	(34)	(37)	(104)	(118)
Other corporate expense	(56)	(65)	(187)	(184)
INCOME BEFORE INCOME TAXES	$499	$247	$1,395	$910

Note A:

The three and nine months ended September 30, 2014 includes a pre-tax gain of $116 million for the sale of a North American flat glass manufacturing facility, an equity affiliate's sale of a business line and pre-tax charges of $138 million for an increase to legacy environmental reserves. The three months ended September 30, 2013 included a pre-tax charge of $89 million for an increase to legacy environmental reserves. The nine months ended September 30, 2013 included pre-tax charges of $101 million for an increase to legacy environmental reserves and $18 million for final settlement of certain legacy Canadian pension plans.

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.

Financial Statement pg. 4